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                                                                 EXHIBIT 23.2






CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
General Electric Company:

We consent to the use of our report incorporated by reference in the Registration Statement on Form S-4 of General Electric Company, which report dated February 13, 1998 relates to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 1997 and 1996 and the related statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, appears in the December 31, 1997 annual report on Form 10-K of General Electric Company.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

KPMG Peat Marwick LLP

Stamford, Connecticut
October 15, 1998